Exhibit 99

FPL Group, Inc.
2007 NON-EMPLOYEE DIRECTORS STOCK PLAN

Article I

Purpose

The purpose of the FPL Group, Inc. 2007 Non-Employee Directors Stock Plan is to further strengthen the alignment of interests between members of the Board of Directors of FPL Group, Inc. who are not employees of the Corporation and the Corporation’s shareholders through the increased ownership by non-employee directors of shares of the Corporation’s common stock. This Plan replaces the FPL Group, Inc. Amended and Restated Non-Employee Director Stock Plan, which has a termination date of May 12, 2007.

Article II

Definitions

The following definitions shall apply for the purposes of this Plan, unless a different meaning is plainly indicated by the context:

Section 2.1  Beneficiary means the person designated by an Eligible Director to receive any Shares or other consideration with respect to Shares to be issued to such Eligible Director that become distributable following the Eligible Director’s death.

Section 2.2  Board means the Board of Directors of the Corporation.

Section 2.3  Committee means the Committee described in section 4.1.

Section 2.4  Corporation means FPL Group, Inc., a corporation organized and existing under the laws of the State of Florida, and any successor thereto.

Section 2.5  Disability means a condition of incapacity, mental or physical, for the performance of services which the Committee determines, on the basis of competent medical evidence, is likely to be permanent, to continue for an indefinite period of at least one hundred eighty (180) days, or to result in death.

Section 2.6  Dividend Equivalent means a right, granted to a Recipient under section 5.5, to receive cash, Shares, or other property equal in value to dividends paid with respect to a specified number of Shares.

Section 2.7  Effective Date means May 25, 2007.

Section 2.8  Eligible Director on any date means a member of the Board who is not a common-law employee of the Corporation.

Section 2.9  Exchange Act means the Securities Exchange Act of 1934, as amended.

Section 2.10  Fair Market Value means, with respect to a Share on a specified date:  (a) the final reported sales price on the date in question (or if there is no reported sale on such date, on the last preceding date on which any reported sale occurred) as reported in the principal consolidated reporting system with respect to securities listed or admitted to trading on the principal United States securities exchange on which the Shares are listed or admitted to trading, as of the close of the market in New York City and without regard to after-hours trading activity; or (b) if the Shares are not listed or admitted to trading on any such exchange, the closing bid quotation with respect to a Share on such date, as of the close of the market in New York City and without regard to after-hours trading activity, on the National Association of Securities Dealers Automated Quotations System, or, if no such quotation is provided, on another similar system, selected by the Committee, then in use; or (c) if sections 2.10(a) and (b) are not applicable, the fair market value of a Share as the Committee may determine.

Section 2.11  Grant Instrument means the written agreement between an Eligible Director and the Corporation evidencing his or her rights under the Plan. In the absence of such a written agreement, written resolutions of the Committee or the members of the Board who are independent directors adopted in accordance with the Plan evidencing the Eligible Director’s rights under the Plan shall be deemed a Grant Instrument.

Section 2.12  Non-Employee Director means a member of the Board who qualifies as a non-employee director for purposes of Rule 16b-3 promulgated under the Exchange Act or the corresponding provisions of any successor rule or regulation.

Section 2.13  Plan means the FPL Group, Inc. 2007 Non-Employee Directors Stock Plan, as amended from time to time.

Section 2.14  Recipient means the person to whom Shares or Dividend Equivalents are issued under the Plan.

Section 2.15  Retirement means termination of service as a member of the Board pursuant to the Corporation’s mandatory retirement policy for non-employee directors as in effect from time to time.

Section 2.16  Service means, unless the Committee provides otherwise in a Grant Instrument, service in any capacity as a common-law employee, consultant or non-employee director to the Corporation or a parent or subsidiary of the Corporation.

Section 2.17  Share means a share of Common Stock, par value $.01 per share, of FPL Group, Inc. In the event Shares are converted into or exchanged for other securities, or an adjustment is made under section 6.3 which converts Shares available under the Plan into other securities, references to Shares shall include, as appropriate, references to such other securities.

Article III

Available Shares

Section 3.1  Shares Available under the Plan. Subject to Article VII, the maximum aggregate number of Shares which may be issued under sections 5.1, 5.3, and 5.4 of the Plan shall be 450,000 Shares. Shares issued under the Plan may be either authorized and unissued shares, treasury shares or shares purchased in the open market.

Section 3.2  Computation of Shares Available. For purposes of section 3.1, the number of Shares available under the Plan shall be (a) reduced by one (1) Share for each Share issued under sections 5.1, 5.3 and 5.4 and (b) increased by one (1) Share for each Share forfeited pursuant to the terms of the Plan.

Article IV

Administration

Section 4.1  Committee. The Plan shall be administered by a committee of two or more individuals appointed by the Board who are Non-Employee Directors. Unless otherwise determined by the Board, the Compensation Committee shall act as the Committee hereunder. The members of the Committee shall serve at the discretion of the Board.  Those members of the Board who are “independent directors” under the corporate governance standards of the principal national securities exchange on which the Corporation lists its securities may, in their discretion, take any action and exercise any power, privilege or discretion conferred on the Committee under the Plan with the same force and effect under the Plan as if done or exercised by the Committee. No member of the Committee or the independent directors shall participate in any action taken by such body under the Plan if he or she is personally affected thereby, unless all members of the Committee or independent directors, as applicable, are similarly affected.

Section 4.2  Committee Action. The Committee shall hold such meetings, and may make such administrative rules and regulations for the conduct of its meetings, as it may deem proper. A majority of the members of the Committee shall constitute a quorum, and the action of a majority of the members of the Committee present at a meeting at which a quorum is present, as well as actions taken pursuant to the written consent of a majority of all of the members of the Committee without holding a meeting, shall be deemed to be actions of the Committee. Any person dealing with the Committee shall be fully protected in relying upon any written notice, instruction, direction or other communication signed by the Secretary of the Committee and one member of the Committee, by two members of the Committee or by a representative of the Committee authorized to sign the same in its behalf.

Section 4.3  Committee Responsibilities. Subject to the terms and conditions of the Plan and such limitations as may be imposed by the Board, the Committee shall be responsible for the overall management and administration of the Plan and shall have plenary authority to carry out its responsibilities, including, without limitation, the authority:  (a) to interpret the provisions of the Plan, and to determine all questions that may arise under the Plan; (b) to adopt rules and regulations and to prescribe forms for the operation and administration of the Plan; (c) to take any other action not inconsistent with the provisions of the Plan that it may deem necessary or appropriate.  All decisions, determinations and other actions of the Committee made or taken in accordance with the terms of the Plan shall, in the absence of manifest error, be final and conclusive and binding upon the Corporation and all other parties having an interest therein.

Article V

Full Value Shares

Section 5.1  Discretionary Grants. The Committee, in its discretion, may make a grant of Shares (or an interest in Shares, however denominated, to be settled in the future by delivery of Shares) to any one or more Eligible Directors as consideration for services rendered or promised to be rendered as a member of the Board or its committees at such times, for such number of Shares and on such other terms and conditions (including but not limited to restrictions on the voting and dividend rights associated with such Shares, service-related vesting and forfeiture provisions and holding period and transfer restrictions) as the Committee may determine and specify in a Grant Instrument.  Unless the Committee determines otherwise and so specifies in a Grant Instrument, grants under this section 5.1: (a) shall be in the form of issued and outstanding Shares registered in the name of the Eligible Director; (b) shall be fully vested and nonforfeitable when awarded; (c) shall carry full voting and dividend rights in favor of the holder of record from the date of grant; and (d) may not be sold or transferred so long as the recipient remains a member of the Board. Unless an Eligible Director requests, with the Committee’s consent, or the Committee determines otherwise, grants under this section 5.1 shall be effected by direct registration of the Shares in a book-entry account on the Corporation’s stock transfer records established for the Eligible Director by the Corporation’s transfer agent. The Committee shall make such arrangements for control of Shares issued under this section 5.1, or for the imposition of restrictions on certificates, book-entry accounts or other evidence of such Shares, as it deems necessary or appropriate to enforce the transfer restriction and other provisions of this section 5.1 and the Grant Instrument.

Section 5.2  Voluntary Conversion of Cash Compensation. A Non-Employee Director may elect, at such time and in such manner as the Committee may prescribe, that all or any portion of his or her compensation for service on the Board and its committees that, after the application of section 5.1, is payable in cash be converted into and distributed to the Eligible Director in Shares of equivalent Fair Market Value. The Committee shall determine the dates and frequency of such conversion and distribution. Shares distributed under this section 5.2 shall be fully vested and nonforfeitable. Unless an Eligible Director requests or the Committee determines otherwise, distribution under this section 5.2 shall be effected by direct registration of the Shares in a book-entry account on the Corporation’s stock transfer records established for the Eligible Director by the Corporation’s transfer agent.

Section 5.3  Awards to New Directors. The Committee may make a one-time award of Shares to an Eligible Director who is first elected to the Board after the date on which this Plan becomes effective. Any such award shall be made within six (6) months after such Eligible Director is first elected to the Board. The Committee shall determine the number of Shares included in such award. Such Shares may not be sold or transferred by the recipient so long as he or she remains a member of the Board and shall be forfeited if, within five (5) years after the date of his or her initial election, he or she ceases to be a Director for any reason other than death, Disability or Retirement. The Committee shall make such arrangements for control of Shares issued under this section 5.3, or for the imposition of restrictions on certificates, book-entry accounts or other evidence of such Shares, as it deems necessary or appropriate to enforce the transfer restriction and forfeiture provisions of this section 5.3.

Section 5.4  Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to Recipients. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Shares or awards, or otherwise reinvested.

Section 5.5  Deferral. Compensation payable under this Plan shall be eligible for deferral for federal (and, to the extent applicable, state and local) income tax purposes if and to the extent provided under a separate written deferred compensation plan of the Corporation that complies with the requirements of section 409A of the Internal Revenue Code of 1986 and the regulations promulgated thereunder.  The provisions of such deferred compensation plan shall determine, among other things, the dates as of which Shares issuable under this Plan shall be issued and/or transferred to the Eligible Director, and the dates as of which dividend, voting and other rights associated with such Shares shall attach, but in no event shall such dates be earlier than the corresponding dates that would apply under this Plan in the absence of a deferral election.

Article VI

Amendment, Termination and Adjustments

Section 6.1  Termination. The Board may suspend or terminate the Plan in whole or in part at any time prior to the tenth anniversary of the Effective Date by giving written notice of such suspension or termination to the Committee. Unless sooner terminated, the Plan shall terminate automatically on the day preceding the tenth anniversary of the Effective Date. In the event of any suspension or termination of the Plan, all awards theretofore granted under the Plan that are outstanding on the date of such suspension or termination shall remain outstanding for the period and on the terms and conditions set forth in the Grant Instruments evidencing such awards.

Section 6.2  Amendment. The Board may amend the Plan in whole or in part at any time; provided, however, that, to the extent required to comply with the corporate governance standards imposed under the listing requirements established by any national securities exchange on which the Corporation lists or seeks to list Shares, no such amendment shall be effective if it amends a material term of the Plan unless approved by the holders of a majority of the votes cast on a proposal to approve such amendment.

Section 6.3  Adjustments in the Event of Business Reorganization. In the event any recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or exchange of Shares for other securities, stock dividend or other special and nonrecurring dividend or distribution (whether in the form of cash, securities or other property), liquidation, dissolution, or other similar corporate transaction or event, affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Recipients under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of securities deemed to be available thereafter for issuances of Shares in the aggregate to all Eligible Directors and individually to any one Eligible Director and (ii) the number and kind of securities that may be delivered or deliverable in respect of undistributed Shares. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, grants of Shares (including, without limitation, cancellation of awards in exchange for the in-the-money value, if any, of the vested portion thereof, or substitution of Shares using stock of a successor or other entity) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence) affecting the Corporation or any parent or subsidiary or the financial statements of the Corporation or any parent or subsidiary, or in response to changes in applicable laws, regulations, or accounting principles.

Article VII

Miscellaneous

Section 7.1  Status as an Employee Benefit Plan. This Plan is not intended to satisfy the requirements for qualification under section 401(a) of the Code or to satisfy the definitional requirements for an “employee benefit plan” under section 3(3) of the Employee Retirement Income Security Act of 1974, as amended. It is intended to be a non-qualified compensation program for self-employed individuals that is exempt from the regulatory requirements of the Employee Retirement Income Security Act of 1974, as amended. The Plan shall be construed and administered so as to effectuate this intent.

Section 7.2  No Right to Continued Service. Neither the establishment of the Plan nor any provisions of the Plan nor any action of the Board or the Committee with respect to the Plan shall be held or construed to confer upon any Eligible Director any right to a continuation of his or her position with the Corporation as a director or otherwise. The Corporation reserves the right to remove any participating member of the Board or terminate his or her service in other capacities or change the terms and conditions of any such service to the same extent it could do so if the Plan had not been adopted.

Section 7.3  Construction of Language. Whenever appropriate in the Plan, words used in the singular may be read in the plural, words used in the plural may be read in the singular, and words importing the masculine gender may be read as referring equally to the feminine or the neuter. Any reference to an Article or section number shall refer to an Article or section of this Plan unless otherwise indicated. The headings of Articles and sections are included solely for convenience of reference. If there is any conflict between such headings and the text of the Plan, the text shall control.

Section 7.4  Governing Law. The Plan shall be construed, administered and enforced according to the laws of the State of Florida without giving effect to the conflict of laws principles thereof. The federal and state courts located in Palm Beach County, Florida shall have exclusive jurisdiction over any claim, action, complaint or lawsuit brought under the terms of the Plan. By accepting any Shares granted under this Plan, each Eligible Director, and any other person claiming any rights under the Plan, agrees to submit himself, and any such legal action as he or she shall bring under the Plan, to the sole jurisdiction of such courts for the adjudication and resolution of any such disputes.

Section 7.5  Non-Alienation of Benefits. Except as expressly provided in the Plan, the right to receive a benefit under the Plan shall not be subject in any manner to anticipation, alienation or assignment, nor shall such right be liable for or subject to debts, contracts, liabilities, engagements or torts.

Section 7.6  Notices. Any communication required or permitted to be given under the Plan, including any notice, direction, designation, comment, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below, or at such other address as one such party may by written notice specify to the other party: (a) if to the Committee: FPL Group, Inc., 700 Universe Boulevard, Juno Beach, FL 33408, Attention:  Corporate Secretary; and (b) if to a Recipient or Beneficiary to the Recipient’s or Beneficiary’s address as shown in the Corporation’s records.

Section 7.7  Approval of Shareholders. The Plan shall be subject to approval by the Corporation’s shareholders. Any Shares granted prior to the date such approval is obtained shall be granted contingent on such approval and shall be void ab initio in the event such approval is not obtained.

Section 7.8  Designation of Beneficiary. An Eligible Director who has received an award may designate a Beneficiary to receive any payments or unvested Shares that become payable or vested on the date of his or her death. Such designation (and any change or revocation of such designation) shall be made in writing in the form and manner prescribed by the Committee. In the event that the Beneficiary designated by an Eligible Director dies prior to the Eligible Director, or in the event that no Beneficiary has been designated, any payments or vested Shares that become available for distribution on the Eligible Director’s death shall be paid to the executor or administrator of the Eligible Director’s estate, or if no such executor or administrator is appointed within such time as the Committee, in its sole discretion, shall deem reasonable, to such one or more of the spouse and descendants and blood relatives of such deceased person as the Committee may select.

Section 7.9  Conditions to the Issuance of Shares. The Corporation’s obligation to deliver Shares shall, if the Committee so requests, be conditioned upon the receipt of a representation as to the investment intention of the Eligible Director or Beneficiary to whom such Shares are to be delivered, in such form as the Committee shall determine to be necessary or advisable to comply with the provisions of applicable federal, state or local law. It may be provided that any such representation shall become inoperative upon a registration of the Shares or upon the occurrence of any other event eliminating the necessity of such representation. The Corporation shall not be required to deliver any Shares under the Plan prior to (i) the admission of such Shares to listing on any stock exchange on which Shares may then be listed, or (ii) the completion of such registration or other qualification under any state or federal law, rule or regulation as the Committee shall determine to be necessary or advisable.

Section 7.10  Effect of Grant Instrument. To the extent Shares are issued or issuable to an Eligible Director hereunder in consideration for the performance of future services, the Eligible Director’s performance of services for the Corporation after knowing such Shares have been issued shall be deemed acceptance of a written contract for the performance of such future service, in the form of the Grant Instrument.

Section 7.11  Compliance with Section 409A of the Code. To the extent that the Plan and/or Shares granted under the Plan are construed to be non-qualified deferred compensation plans described in section 409A of the Code, the Plan and any Grant Instruments shall be operated, administered and construed so as to comply with the requirements of section 409A. The Plan and any Grant Instruments shall be subject to amendment, with or without advance notice to Recipients and other interested parties, and on a prospective or retroactive basis, including, but not limited to, amendment in a manner that adversely affects the rights of Recipients and other interested parties, to the extent necessary to effect compliance with section 409A of the Code.